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Exhibit 5.3

[WALKERS LETTERHEAD]

26 July 2005	Our Ref: JGB/H0527-42767

To the addressees set out in Schedule 4

Dear Sirs

        We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Documents (as defined in Schedule 1 hereto) being entered into by Tioxide Americas Inc. (the "Company").

        For the purposes of giving this opinion, we have examined and relied upon the originals, copies or certified translations of the documents listed in Schedule 1 hereto as noted therein.

        In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

        We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon the commercial terms of the transactions contemplated by the Documents.

        Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3 hereto, we are of the opinion that under the laws of the Cayman Islands:

  1.
  The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

  2.
  The Company has full corporate power, authority and legal right to execute and deliver the Documents to which it is a party and to perform its obligations under the Documents.

  3.
  The Documents to which the Company is a party have been duly authorised and when executed and delivered by the Company, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms. The Documents will have been duly executed by the Company when executed by a Director of the Company authorised pursuant to the Resolutions.

  4.
  The execution, delivery and performance of the Documents to which the Company is a party, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:

  (a)
  contravene any law, public rule or regulation applicable to the Company which is currently in force; or

  (b)
  contravene the Memorandum and Articles of Association of the Company.

  5.
  Neither the execution, delivery or performance of any of the Documents to which the Company is a party nor the consummation or performance of any of the transactions contemplated thereby by the Company, requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Cayman Islands governmental or judicial authority or agency.

  6.
  The law chosen in each of the Documents to which the Company is a party to govern its interpretation would be upheld as a valid choice of law in any action on that document in the courts of the Cayman Islands.

  7.
  There are no stamp duties (other than the stamp duties mentioned in qualification 2 in Schedule 3 hereto), income taxes, withholdings, levies, registration taxes, or other duties or similar taxes or charges now imposed, or which under the present laws of the Cayman Islands could in the future become imposed, in connection with the enforcement or admissibility in evidence of the Documents or on any payment to be made by the Company or any other person pursuant to the Documents. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

  8.
  None of the parties to the Documents (other than the Company) is or will be deemed to be resident, domiciled or carrying on business in the Cayman Islands by reason only of the execution, delivery, performance or enforcement of the Documents to which any of them is party.

  9.
  A judgment obtained in a foreign court will be recognised and enforced in the courts of the Cayman Islands without any re-examination of the merits:

  (a)
  at common law, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, where the judgment is final and in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules and which is conclusive, for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations, and which was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands; or

  (b)
  by statute, by registration in the Grand Court of the Cayman Islands and execution as if it were a judgment of the Grand Court, where the judgment is a judgment of a superior court of any state of the Commonwealth of Australia which is final and conclusive for a sum of money not in respect of taxes or other charges of a like nature or in respect of a fine, penalty or revenue obligation and which remains enforceable by execution in that jurisdiction.

  10.
  It is not necessary or advisable under the laws of the Cayman Islands that any of the Documents or any document relating thereto be registered or recorded in any public office or elsewhere in the Cayman Islands in order to ensure the validity, effectiveness or enforceability of any of the Documents.

  11.
  It is not necessary under the law of the Cayman Islands (i) in order to enable any party to the agreement to enforce their rights under the Documents or (ii) solely by reason of the execution, delivery and performance of the Documents that the parties to the Documents should be licensed, qualified or otherwise entitled to carry on business in the Cayman Islands or any other political subdivision thereof.

  12.
  The Company has executed an effective submission to the jurisdiction of the courts of the jurisdiction(s) specified in the Documents.

  13.
  The Company is subject to civil and commercial law with respect to its obligations under the Documents and neither the Company nor any of its assets is entitled to immunity from suit or enforcement of a judgment on the grounds of sovereignty or otherwise in the courts of the Cayman Islands in proceedings against the Company in respect of any obligations under the Documents, which obligations constitute private and commercial acts rather than governmental or public acts.

  14.
  Based solely upon our examination of the Cause List and the Register of Writs and other Originating Process of the Cayman Islands Grand Court conducted on 25 July 2005 (the "Search Date"), we confirm that there are no actions, suits or proceedings pending against the Company before any court in the Cayman Islands and no steps have been, or are being, taken to compulsorily wind up the Company and based solely upon our examination of the records of the Company referred to below no resolution to voluntarily wind up the Company has been adopted by its members.

  15.
  A judgment of a court in the Cayman Islands may be expressed in a currency other than Cayman Islands dollars.

  16.
  On a liquidation of the Company, claims against the Company under any of the Documents to which it is party will rank at least pari passu with the claims of all other unsecured creditors (other than those preferred by law).

  17.
  In the event of an insolvency, liquidation, bankruptcy or reorganisation affecting the Company, no liquidator, creditor or other person would be able to set aside any disposition of property effected by the Company pursuant to the Documents.

        This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. We hereby consent to the use of this opinion as an exhibit to that certain Registration Statement on Form S-4 (File No. 333-125652) filed by Huntsman International LLC, a Delaware limited liability company, with the Securities and Exchange Commission. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

WALKERS

SCHEDULE 1

List of Documents Examined

  1.
  The Certificate of Incorporation, Memorandum and Articles of Association, Minute Book, Register of Members, Register of Directors and Officers and Register of Mortgages and Charges as provided to us by the Company's registered office in the Cayman Islands;

  2.
  The Cause List and register of writs and other originating process kept at the Clerk of Courts Office, George Town, Grand Cayman as at 9.30 a.m., Cayman Islands time, on the Search Date;

  3.
  A Certificate of Good Standing dated 20 June 2005 in respect of the Company issued by the Registrar of Companies;

  4.
  An executed copy of written resolutions of the Board of Directors of the Company dated 3 December 2004 (the "Resolutions");

  5.
  Copies of:

  (a)
  a Guarantee dated as of December 17, 2004 among Eurofuels LLC, Eurostar Industries LLC, Huntsman EA Holdings LLC, Huntsman Ethyleneamines Ltd., Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Texas Holdings LLC, the Company and Tioxide Group in favour of Wells Fargo Bank, National Association, as trustee;

  (b)
  an Indenture (the "Indenture") dated as of December 17, 2004 among (inter alia) Huntsman International LLC, the Company (as a guarantor) and Wells Fargo Bank, National Association.

        The documents listed in paragraph 5 above are collectively referred to in this opinion as the "Documents".

SCHEDULE 2

Assumptions

        The opinions hereinbefore given are based upon the following assumptions:

  1.
  There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and that, in so far as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

  2.
  The Documents are within the capacity, power, and legal right of and have been or will be duly authorised, executed and delivered by each of the parties thereto (other than the Company) and constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

  3.
  The choice of the laws of the jurisdiction selected to govern each of the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands).

  4.
  All authorisations, approvals, consents, licences and exemptions required by and all filings and other requirements of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.

  5.
  All conditions precedent, if any, contained in the Documents have been or will be satisfied or waived.

  6.
  The board of directors of the Company consider the execution of the Documents and the transactions contemplated thereby to be in the best interests of the Company.

  7.
  No disposition of property effected by the Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

  8.
  The Company was on the date of execution of the Documents to which it is a party able to pay its debts as they became due from its own moneys, and that any disposition or settlement of property effected by any of the Documents is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Documents the Company will be able to pay its debts as they become due from its own moneys.

  9.
  None of the Documents have been or will be executed or delivered in the Cayman Islands.

  10.
  The originals of all documents examined in connection with this opinion are authentic, that all signatures, initials and seals are genuine, that all documents purporting to be sealed have been so sealed, that all copies are complete and conform to their original or are a true translation of the original, and that the Documents conform in every material respect to the latest drafts of the same produced to us and the Documents where provided in successive drafts are marked-up to show all changes to such Documents.

  11.
  The copies of the Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof and are true and correct copies of the originals of the same.

  12.
  The copies of the Minute Book, Certificate of Incorporation, Memorandum and Articles of Association, Register of Members, Register of Directors and Officers and Register of Mortgages and Charges provided to us by the Registered Office of the Company are complete and accurate and constitute a complete and accurate record of the business transacted by the Company and that all matters required by law and/or the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

  13.
  The Cause List and the Register of Writs and other Originating Process of the Cayman Islands Grand Court maintained by the Clerk of the Courts examined by us at the Courts Office on the Search Date at 9.30 a.m., Cayman Islands time covering the period six years prior to the date of search constitute a complete record of the proceedings before the Grand Court of the Cayman Islands.

  14.
  The meeting of the board of directors at which the Resolutions were duly adopted was called and held in accordance with the Articles of Association of the Company.

  15.
  None of the provisions of the TIA (as defined in the Indenture) which are incorporated by reference into the Indenture (and which provisions we have not considered) have the effect of rendering any of our opinions incorrect.

SCHEDULE 3

Qualifications

        The opinions hereinbefore given are subject to the following qualifications:

  1.
  The term "enforceable" and its cognates as used in this opinion means that the obligations assumed by the Company under the Documents are of a type which the courts of the Cayman Islands enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

  (a)
  enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

  (b)
  enforcement may be limited by general principles of equity and in particular the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where the court considers damages to be an adequate remedy;

  (c)
  claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

  (d)
  where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of or contrary to the public policy of, that jurisdiction;

  (e)
  an award of a court of the Cayman Islands may be required to be made in Cayman Islands dollars;

  (f)
  to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the Documents which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

  (g)
  to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands; and

  (h)
  a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard.

  2.
  Cayman Islands stamp duty will be payable if the Documents are executed in, brought to, or produced before a court of the Cayman Islands. Such duty would be nominal except in the case of:

  (a)
  a debenture or a legal or equitable mortgage or charge of immovable property:

  (i)
  where the sum secured is CI$300,000 (US$360,000) or less, in which case duty would be 1% of the sum secured; or

  (ii)
  where the sum secured is more than CI$300,000 (US$360,000) whether initially or after further advance, in which case duty would be 1.5% of the sum secured; or

  (b)
  a legal or equitable mortgage or charge of movable property (not including a debenture but including a bill of sale) in which case duty would be 1.5% of the sum secured;

    PROVIDED THAT no duty shall be payable where the property is situated outside the Cayman Islands and that in the case of a legal or equitable mortgage or charge granted by an exempted company, an ordinary non-resident company (as defined in the Companies Law or an exempted trust (as defined in the Trusts Law (as amended) of the Cayman Islands) or a body corporate incorporated outside the Cayman Islands of movable property situated in the Cayman Islands or over shares in such exempted company or an ordinary non-resident company, the maximum duty payable shall be CI$500.00 (US$600.00);

    (c)
    a promissory note, letter of credit, note evidencing indebtedness or similar instrument, in which case duty of CI$0.25 per CI$100 or part thereof of the face value of each such instrument, subject to a maximum of $250, is payable, provided that where the instruments are issued as part of a series of instruments (an "Issue") ranking equally amongst themselves, such instruments, and any global instrument relating thereto, whether secured or unsecured and any assignment or transfer thereof, shall not be subject to duty under the Stamp Duty Law (as amended) of the Cayman Islands if the issuer is an exempted company or an ordinary non-resident company (as defined in the Companies Law) or a body corporate incorporated outside the Cayman Islands and has paid a duty of CI$500 in respect of such Issue and the Issue is not secured by immovable property situated in the Cayman Islands.

  3.
  A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, if for example it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

  4.
  If any provision of the Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts notwithstanding any express provisions in this regard.

  5.
  In principle, a person who claims to be entitled pursuant to a contract to recover the legal fees and expenses incurred in enforcing that contract shall be entitled to judgment for the amount of legal fees and expenses found due under the contract and such amount shall not be subject to taxation pursuant to the applicable rule of court. However, the applicable rule (GCR Order 62, rule 4(3)) has been in force only since January 1, 2002 and there remains some uncertainty as to the way in which it will be applied in practice.

  6.
  A conveyance, mortgage or charge made by a company at a time when that company was unable to pay its debts as they fall due, and made in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be void pursuant to Section 168(1) of the Companies Law, if within 6 months thereof a petition to the Grand Court in the Cayman Islands for the winding-up of such company, or a resolution is passed for the voluntary winding-up of the company.

  7.
  Under the Fraudulent Dispositions Law 1989 of the Cayman Islands, any disposition of property made with an intent to defraud (which means an intention wilfully to defeat an obligation owed to another creditor) and at an undervalue, shall be voidable at the instance of the creditor thereby prejudiced.

  8.
  We express no opinion upon the effectiveness of any clause of the Documents providing that the terms of such document may only be amended in writing.

  9.
  Notwithstanding any purported date of execution in any of the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereto alone.

  10.
  The effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty are limited by law.

  11.
  The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy (together "Sanctions") extended to the Cayman Islands by the Order of Her Majesty in Council. At this date, Sanctions currently extend to Cote d'Ivoire, Zimbabwe, Iraq, Sierra Leone, Liberia, Somalia, Rwanda, Afghanistan, the Taliban (an Afghan political faction which calls itself the Islamic Emirate of Afghanistan), Burma, the Sudan, the former Yugoslavia and The Democratic Republic of the Congo.

  12.
  Persons who are not party to any Documents (other than beneficiaries under properly constituted trusts or persons acting pursuant to powers contained in a deed poll) under Cayman Islands law have no direct rights or obligations under such Documents.

  13.
  All powers of attorney granted by the Company in the Documents must be duly executed as deeds or under seal.

  14.
  All powers of attorney in the Documents and which by their terms are expressed to be irrevocable are valid and irrevocable only if given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee. Where a power of attorney is expressed to be irrevocable and is given to secure (a) a proprietary interest of the donee of the power or (b) the performance of an obligation owed to the donee, then, so long as the donee has that interest or the obligation remains undischarged, the power shall not be revoked (i) by the donor without the consent of the donee or (ii) by the death, incapacity or bankruptcy of the donor, or if the donor is a body corporate, by its winding-up or dissolution.

  15.
  We render no opinion as to the specific enforcement as against the Company of covenants granted by the Company to do or to omit to do any action or other matter which is reserved by applicable law, or the Company's constitutional documents, to the Company's shareholders or any other person including, by way of example, the specific enforcement as against the Company of covenants granted by the Company to preserve its corporate existence, not to merge or consolidate and not to amend its Memorandum and/or Articles of Association as these are matters which are effected by shareholder resolution and in the case of a winding up of the Company by order of the Court following a petition by a shareholder or an unrestricted creditor.

SCHEDULE 4

Addressees

        Huntsman International LLC

QuickLinks

  Exhibit 5.3
SCHEDULE 1 List of Documents Examined
SCHEDULE 2 Assumptions
SCHEDULE 3 Qualifications
SCHEDULE 4 Addressees